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                                                                    Exhibit 23.2

              CONSENT OF INDEPENDENT CERTIFIED  PUBLIC ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form S-3 of our report dated June 26, 2000 relating to the financial statements of Terremark Holdings, Inc. We also consent to the incorporation by reference in such Registration Statement of our report dated October 28, 1999, except Note 13 dated December 22, 1999, relating to the financial statements of Terremark Holdings, Inc. and of our report dated December 22, 1999 related to the historical statement of revenue and certain expenses of Terremark Centre, which appear in Terremark Worldwide, Inc.'s Form 8-K dated May 15, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
August 29, 2000